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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12

SALLY BEAUTY HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 Additional Information Concerning the 2013 Annual
Meeting of Stockholders to be Held January 30, 2013

 Proposal 3—Stockholder Proposal to Repeal Classified Board

        At the 2013 Annual Meeting of Stockholders, our stockholders will vote on a non-binding stockholder proposal to approve a resolution requesting our Board of Directors to take the steps necessary to eliminate our classified board structure. This proposal appears as Proposal 3—Stockholder Proposal to Repeal Classified Board in our proxy statement that we mailed to stockholders on or about December 11, 2012. Our Board of Directors has recommended that stockholders vote AGAINST this proposal.

        The proposal was submitted to us by the Pension Reserves Investment Management Board on behalf of the Pension Reserves Investment Trust Fund. The Pension Reserves Investment Management Board raised issues with some of the statements in the "Board of Directors' Statement in Opposition" section of Proposal 3 in our proxy statement dated December 11, 2012. While not necessarily agreeing with the Pension Reserves Investment Management Board, we have agreed to make the requested changes and mail the revised Proposal 3 to our stockholders. Proposal 3 is set forth in its entirety on the following pages and replaces the Proposal 3 mailed to stockholders on or about December 11, 2012 in full.

        Your vote is important to us, and we appreciate your ongoing support of Sally Beauty Holdings, Inc.

THE BOARD OF DIRECTORS CONTINUES TO
RECOMMEND A VOTE "AGAINST" THE STOCKHOLDER
PROPOSAL TO REPEAL OUR CLASSIFIED BOARD.

        The information on the following pages supplements information contained in the Company's proxy statement dated December 11, 2012 regarding the 2013 annual meeting of stockholders. Please read the complete proxy statement and the following pages before you make a voting decision. Even if you have already provided voting instructions, you can change your vote at any time before the annual meeting by providing new voting instructions in the manner described in the proxy statement.

 PROPOSAL 3—STOCKHOLDER PROPOSAL TO REPEAL CLASSIFIED BOARD

        The Pension Reserves Investment Management Board, on behalf of the Pension Reserves Investment Trust Fund, 84 State Street, Second Floor, Boston, Massachusetts 02109, has submitted a proposal for consideration at the annual meeting. The Pension Reserves Investment Management Board owned, as of August 7, 2012, 117,577 shares, or less than 0.07%, of our Common Stock. Set forth below is the proposal and a supporting statement exactly as submitted by the stockholder proponent, followed by the Board's statement in opposition and voting recommendation. All statements in the proposal and the supporting statement are the sole responsibility of the proponent.

Proposal to Repeal Classified Board

        RESOLVED, that shareholders of Sally Beauty Holdings, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

Supporting Statement

        This resolution was submitted on behalf of the Pension Reserves Investment Trust Fund by its trustee, the Pension Reserves Investment Management Board. The Shareholder Rights Project represented and advised the Pension Reserves Investment Management Board in connection with this resolution.

        The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

        According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 60% since 2000, and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during 2010 and 2011 exceeded 75%.

        The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

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  Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

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  Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

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  Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

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  Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Falaye, 2007).

        Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

        Please vote for this proposal to make directors more accountable to shareholders.

Board of Directors' Statement in Opposition

        In a classified board structure, the directors are divided into three classes of approximately equal number. Each class serves a staggered three-year term so that approximately one-third of the directors stand for election each year. The Board of directors recommends a vote "AGAINST" the stockholder proposal to repeal our classified board.

        The Board is committed to strong corporate governance policies. The Board's Nominating and Corporate Governance Committee, comprised entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Corporation, including board structure. As a result, the Nominating and Corporate Governance Committee and the Board have, both before and after receipt of the stockholder proposal, carefully considered the arguments that have been set forth for and against a classified board structure, including those arguments against that are raised in the proponent's supporting statement.

        The Board believes that there is no "one size fits all" approach that suits all companies and that the appropriate standard by which to judge a classified board structure is whether it promotes stockholder interests in the circumstances of the company in question. For the following reasons, which we discuss in greater detail below, the Board disagrees with the proponent's assertions in the supporting statement and continues to believe that its classified structure provides important advantages to the Corporation and is in the best interests of the Corporation and our stockholders:

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  Your company has consistently delivered solid financial performance and increased stockholder value under its classified board structure.

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  A classified board protects the interests of our stockholders in obtaining the maximum possible value for their shares in a change of control transaction.

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  Different empirical researches.

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  Directors on classified boards are equally as accountable to stockholders as directors elected annually.

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  A classified board structure is designed to provide stability and continuity of leadership, prevent sudden disruptive changes to board composition, enhance long-term planning and ensure that at any given time a majority of the directors will have served for multiple years.

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  Electing a non-employee director to a three-year term provides the director increased independence from management and special interest groups.

        We discuss each of these reasons in favor of retaining our classified Board in greater detail below.

Consistently Strong Financial Performance

        The proponent's assertions that declassifying the Board "could... contribute to improving performance and increasing firm value," and that classified boards are associated with "lower firm valuation," "lower gains to shareholders," "value-decreasing acquisition decisions," "lower sensitivity of compensation to performance" and "lower sensitivity of CEO turnover to firm performance," are quite inconsistent with the Corporation's sustained record of strong financial performance. Over the five fiscal years ended September 30, 2012, our net earnings tripled, from $77.6 million to $239.3 million, equal to a compound annual growth rate of 32.5%. Similarly, our fully-diluted earnings per share tripled from $0.42 to $1.27. This strong financial performance is reflected in the closing price of our Common Stock, which nearly tripled from $8.45 on September 28, 2007, the last trading day of fiscal 2007, to $25.09 on September 28, 2012, the last trading day of fiscal 2012. Over the past five fiscal years, the Corporation has delivered an average annual return to stockholders of 24.3%, compared to 1.1% for the S&P 500 Index and 5.5% for the Dow Jones U.S. Specialty Retailers Index (comprised of companies which are primarily in the retail sector in the U.S., including the Corporation). The following graph and table compare the cumulative total stockholder return (equal to dividends plus stock appreciation) during the five-year period from September 28, 2007 through September 28, 2012 for:

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  Sally Beauty,

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  the S&P 500 Index, and

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  the Dow Jones U.S. Specialty Retailers Index.

Five-year performance graph as of September 28, 2012

	Sept. 28, 2007	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2011	Sept. 28, 2012
Sally Beauty Holdings, Inc.	$100.00	101.78	84.14	132.54	196.45	296.92
S&P 500 Index	$100.00	78.02	72.63	80.01	80.93	105.37
Dow Jones U.S. Specialty Retailers Index	$100.00	77.51	83.97	105.24	108.87	130.74

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Sally Beauty Holdings, Inc., the S&P 500 Index,
and the Dow Jones US Specialty Retailers TSM Index

*
$100 invested on 9/30/07 in stock or index, including reinvestment of dividends. Fiscal year ending September 30

Copyright© 2012 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

        This data assumes that $100 was invested on September 28, 2007 in the Corporation's Common Stock and in each of the indices shown and that all dividends were reinvested on the date paid. The Corporation did not declare dividends during the five-year period. Stockholder returns shown should not be considered indicative of future stockholder returns.

        As a rationale for declassifying the Board, the proponent states that over the past decade, "many S&P 500 companies have declassified their board of directors" and "the number of S&P 500 companies with classified boards declined by more than 50%," suggesting that stockholder value would be enhanced if the Corporation followed the trend of these S&P 500 firms. However, given that the

Corporation has significantly outperformed the S&P 500 Index in recent years, we believe that changing the Corporation's long-standing governance structure simply to "fall in line" with S&P 500 firms would be a considerable disservice to our stockholders. The fact that many large companies have taken steps to remove their classified boards is not, in the Board's judgment, a persuasive reason for the Corporation to undertake the same initiative.

Maximization of Stockholder Value in Change of Control Transactions

        Our classified board structure protects our stockholders by encouraging persons or firms making unsolicited takeover bids for the Corporation to negotiate directly with the Board and better positions the Board to negotiate effectively on behalf of stockholders to realize the greatest possible stockholder value. The classified board structure is designed to safeguard against a hostile purchaser replacing a majority or all of our directors with its own nominees at a single annual meeting, thereby gaining control of the Corporation and its assets without paying fair value to our stockholders. Because under a classified board structure only approximately one-third of the directors are elected at any annual meeting of stockholders, at least two annual meetings are required for an acquiror to be able to change a majority of the directors on our Board. As a result, most acquirors will elect to attempt to negotiate a transaction with the Board rather than wait this extended period of time to gain control of the Board.

        A classified board does not, and is not intended to, preclude a takeover, and it does not alter the fiduciary responsibilities of our directors in responding to any such efforts. Instead, by simply eliminating the threat of imminent removal of a majority or all of our directors, a classified board causes potential acquirors to attempt to negotiate the terms of a transaction with the Board. As a result, the Board gains the time and flexibility necessary to be in the best position to evaluate the adequacy and fairness of proposed offers, protect all stockholders against abusive tactics during a takeover process, consider alternative methods of maximizing stockholder value and, as appropriate, negotiate the best possible return for all stockholders. As noted above, the Board has a fiduciary duty under the law to act in a manner that it believes to be in the best interests of the Corporation and its stockholders. Elimination of the classified board structure would make it more difficult for our independent, stockholder-elected Board to preserve and maximize value for all stockholders in the event of an unsolicited takeover bid.

Other Empirical Research

        There are a couple of studies that reach a different conclusion, which could support the view that classified boards may benefit stockholders. This is a complicated issue with well-qualified experts on both sides, and the outcomes of studies can change depending on the attributes of the companies being analyzed.(1)

        One study has questioned the studies cited by the proponent, finding that classified boards can be value enhancing for some firms.(2) While the study cited by the proponent reports that classified boards are associated with lower firm valuation and that board classification does reduce the likelihood of receiving a takeover bid, the study also finds that the economic effect of bid deterrence on firm valuation is "quite small."

        We encourage you to consider all the relevant research on this complex issue.

(1)
Murphy, Michael E., "Attacking the Classified Board of Directors: Shaky Foundations for Shareholder Zeal," The Business Lawyer (2010); and Rose, Morgan J., "Heterogeneous Impacts of Staggered Boards by Ownership Concentration," Journal of Corporate Finance (2009).

(2)
Ahn, Seoungpil, Gwangheon Hong and Doseong Kim, "The Impact of Classified Boards on Firm Value: The New Evidence," Asian Review of Financial Research(2011); Ahn, Seoungpil, Vidhan K. Goyal and Keshab Shrestha, "The Differential Effects of Classified Boards on Firm Value" (2010); and Koppes, Richard H., Lyle G. Ganske and Charles T. Haag, "Corporate Governance Out of Focus: The Debate Over Classified Boards," The Business Lawyer (1999).

Accountability to Stockholders

        The proponent's assertion that the classified board structure diminishes director accountability to stockholders is, in our view, debatable. Directors elected to three-year terms are equally as accountable to stockholders as directors elected annually because all directors are required by law to fulfill their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. Further, even with a classified Board, stockholders have the opportunity to provide direct feedback to the Board at each annual meeting, as stockholders have the ability to elect a majority of the Board within two consecutive annual meetings, which could occur within as little as twelve months. This ability to vote directors off the Board holds the directors accountable for their actions and provides stockholders with considerable influence over the affairs of the Company.

        Notably, nothing in the proponent's proposal alleges any lack of accountability by the Corporation's Board; the proposal is defended by reference to five general studies rather than anything specific at the Corporation. We believe that the Corporation's classified board structure has in no way diminished the Board's accountability to the stockholders.

Board Stability and Continuity

        Our classified board structure is designed to provide stability and continuity of leadership, prevent sudden disruptive changes to our Board composition, enhance long-term planning and ensure that at any given time a majority of our directors will have served for multiple years. Three-year terms provide our directors an appropriate amount of time to develop a deeper and more thorough understanding of the Corporation's business, competitive environment and strategic goals. Experienced directors are better positioned to provide effective oversight and advice consistent with the best interests of the stockholders. Declassification of the Board could result in higher turnover of Board members and have an adverse impact on the effectiveness of the Board. Furthermore, given the current corporate governance climate in which many qualified directors are declining to serve on public company boards, the Corporation could be placed at a competitive disadvantage in recruiting qualified director candidates if such candidates are concerned that their service could potentially be cut short after only one year.

Director Independence

        Electing a director to a three-year term enhances the independence of a non-employee director by providing him or her with a longer term of office. This longer term provides enhanced independence from management and from special interest groups that may have an agenda contrary to the long-term interests of the Corporation's stockholders generally. Indeed, we believe that it is the multi-year terms of our classified Board members that encourage them to take on long-term initiatives for the substantial benefit of our stockholders, rather than to remain locked into the status quo for fear of short-term reprisal from stockholders.

Procedural Matters

        Stockholders should be aware that this stockholder proposal is simply a non-binding request that the Board take the steps necessary to eliminate our classified board structure. Approval of this proposal may not result in the requested action being taken by the Board, and therefore approval of the proposal by the stockholders would not in itself declassify the Board.

        To declassify the Board, a formal amendment of our Certificate of Incorporation would need to be recommended by the Board and submitted to our stockholders for approval at a future stockholders meeting. Approval of such an amendment would require the affirmative vote of the holders of a majority of the outstanding shares of each class of our stock then entitled to vote on the amendment. In addition, the Board or the stockholders would have to approve a conforming amendment to our By-Laws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL TO REPEAL OUR CLASSIFIED BOARD.

QuickLinks

Additional Information Concerning the 2013 Annual Meeting of Stockholders to be Held January 30, 2013
Proposal 3—Stockholder Proposal to Repeal Classified Board
PROPOSAL 3—STOCKHOLDER PROPOSAL TO REPEAL CLASSIFIED BOARD
Five-year performance graph as of September 28, 2012
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL TO REPEAL OUR CLASSIFIED BOARD.